SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U, AND 74V.

FOR PERIOD ENDING 6/30/2006
FILE NUMBER 811- 1540
SERIES NO.: 2

74U. 1 Number of shares outstanding (000's Omitted)
       Class A                                              12,903
     2 Number of shares outstanding of a second class of
          open-end company shares (000's Omitted)
       Class B                                               5,302
       Class C                                               1,165

74V. 1 Net asset value per share (to nearest cent)
       Class A                                             $ 18.95
     2 Net asset value per share of a second class of
          open-end company shares (to nearest cent)
       Class B                                             $ 16.74
       Class C                                             $ 16.72